Robinhood Markets, Inc. to Announce Second Quarter 2021 Results on August 18, 2021; Comments on Recent Filing of Resale Registration Statement

August 6, 2021 9:00 AM Eastern Daylight Time

MENLO PARK, CALIF.--(GLOBE NEWSWIRE) Today, Robinhood Markets, Inc. (NASDAQ: HOOD) announced that it will release its second quarter 2021 financial results on Wednesday, August 18, 2021. An earnings conference call will be hosted at 2:00 PM PT/5:00 PM ET on the same day. A live webcast of the call and supporting materials will be available at investors.robinhood.com. Following the call, a replay and transcript will also be available on the same website.

Resale Registration Statement on Form S-1
On August 5, 2021, Robinhood filed a registration statement on Form S-1 (the “Resale S-1”) with the Securities and Exchange Commission (the “SEC”). The Resale S-1 registers shares already outstanding as a result of the automatic conversion of the Tranche I convertible notes in connection with the closing of Robinhood’s initial public offering on August 2, 2021. Robinhood is not itself selling any additional securities but filed the Resale S-1 on behalf of certain of its shareholders pursuant to a pre-existing contractual obligation under the purchase agreement for the Tranche I convertible notes. No sales can be made off the Resale S-1 until the SEC declares it effective, and, in light of required SEC staff review periods, Robinhood does not expect that it will be in a position to obtain a declaration of effectiveness until after its financial statements for the period ended June 30, 2021, have been filed with its upcoming Quarterly Report on Form 10-Q which it expects to file on August 18, 2021.

About Robinhood
Robinhood Markets is on a mission to democratize finance for all. With Robinhood, people can invest with no account minimums through Robinhood Financial LLC, buy and sell crypto through Robinhood Crypto LLC, and learn about investing through easy-to-understand educational content. Robinhood aims to build the most trusted and most culturally relevant money app worldwide.
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